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February 8, 2000


Mr. Richard M. Reilly
President
Allmerica Financial Life Insurance
  and Annuity Company
440 Lincoln Street
Worcester, Massachusetts 01653

       Re:    AMENDED SCHEDULE B TO PARTICIPATION AGREEMENT
              ---------------------------------------------

Dear Mr. Reilly:

       This letter sets forth our understanding and acceptance of the enclosed amended Schedule B to the Participation Agreement, dated November 15, 1997 (the "Participation Agreement"), among Morgan Stanley Dean Witter Universal Funds, Inc. (the "Fund," formerly Morgan Stanley Universal Funds, Inc.), Morgan Stanley Dean Witter Investment Management Inc. (formerly Morgan Stanley Asset Management Inc.), Miller Anderson & Sherrerd, LLP and Allmerica Financial Life Insurance and Annuity Company (the "Company"), which has been amended at your direction to reflect the addition of the Technology Portfolio of the Fund, effective immediately.

       Please indicate your receipt and acceptance of this letter and the amended Schedule B attached hereto by signing all of the enclosed copies at the appropriate place below and returning three signed originals to the attention of Stefanie Chang-Yu, Morgan Stanley Dean Witter Investment Management Inc., 1221 Avenue of the Americas, 5th Floor, New York, New York 10020.

Sincerely,

MORGAN STANLEY DEAN WITTER             MORGAN STANLEY DEAN WITTER
INVESTMENT MANAGEMENT INC.             UNIVERSAL FUNDS, INC.

By: /s/ Marna L. Whittington           By: /s/ Michael F. Klein

MILLER ANDERSON & SHERRERD, LLP

By: /s/ Marna L. Whittington

Agreed and Accepted:

ALLMERICA FINANCIAL LIFE
INSURANCE AND ANNUITY COMPANY

By: /s/ Donna M. Murphy